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Globalstar Telecommunications Ltd.
600 Third Avenue
New York, NY  10016
Tel: (212) 697-1105
Fax: (212) 338-5662
                                                                   NEWS
                                                           For Immediate Release

                                                        Contact: Jeanette Clonan
                                                        +1-212-338-5658

         GLOBALSTAR TO SELL $350,000,000 OF CONVERTIBLE PREFERRED STOCK
                             IN A RULE 144A OFFERING


NEW YORK - January 21, 1999 - Globalstar Telecommunications Limited (GTL) announced today that it has entered into an agreement to sell $350 million of 8% Convertible Preferred Stock due 2011 in an offering exempt from registration. The Preferred Stock will be convertible into shares of common stock at a conversion price of $23.2563 per share. GTL has also granted an option to the managers to purchase an additional $70 million of Preferred Stock. Loral Space & Communications, which owns 42% of Globalstar L.P., will purchase $150 million of the $350 million of Convertible Preferred Stock offered.

GTL will apply the proceeds to purchase Convertible Preferred Partnership Interests in Globalstar, L.P. Globalstar L.P., in turn, will apply the proceeds from the sale of the Convertible Preferred Partnership Interests towards the continued construction and deployment of its worldwide, low-earth orbit satellite-based digital telecommunications system.

The Preferred Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities.


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